Exhibit 3.3
                                                             4networld.com, Inc.

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                            MEDTECH DIAGNOSTICS, INC.


     MEDTECH DIAGNOSTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST: That the Board of Directors of MEDTECH DIAGNOSTICS, INC. duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND: That the Certificate of Incorporation of the Corporation is hereby amended by changing the Article thereof numbered FIRST so that, as amended, said Article shall be and read as follows:

          FIRST: The name of the corporation is: 4networld.com, Inc.

THIRD: That the Certificate of Incorporation of the Corporation is hereby amended by changing the Article thereof numbered FOURTH so that, as amended, said Article shall be and read as follows:

         FOURTH: The corporation shall be authorized to issue the following shares:

                 Class               Number of Shares           Par Value
                 -----               ----------------           ---------
                 Common Stock        100,000,000                $.00001

                 Preferred Stock     5,000,000                  $.01

                 Common Stock
                 ------------

                           Each share of Common Stock currently issued and outstanding or issued and held in the treasury of the Corporation as of the close of business on the date on which this Certificate of Amendment of the Certificate of Incorporation of the Corporation adding this paragraph shall become effective (the "Effective Date"), is hereby automatically and without further action reclassified, converted and changed to provide that one (1) "new" share of common stock of the Corporation will be exchanged for each fifty (50) shares of

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                           currently issued and outstanding common stock of the
                           Corporation, any fractional shares of common stock which result from this share exchange will not be issued but will be rounded up and exchanged for one
                           (1) whole share of the "new" common stock. The "new" common stock issued in this exchange will have the same rights and preferences as the currently outstanding shares of common stock of the Company.

                  Preferred Stock
                  ---------------

                           Subject to the provisions of this Certificate of Incorporation, the Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                           (a) The number of shares constituting that series and the distinctive designation of that series;

                           (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                              (c) Whether that series shall have voting rights,
                           in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                           (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

                           (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series."

FOURTH: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the

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         necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said , has caused this certificate to be signed by Steven N. Bronson, its President and attested to by Steven N. Bronson, its Secretary, this day of May, 2000.

                                                     /s/ Steven N. Bronson
                                                     --------------------------
                                                     By: Steven N. Bronson
                                                         President